EXHIBIT 99.1
PRESS RELEASE
US $

Resolute Reports Preliminary Third Quarter 2021 Results
•Q3 GAAP net income of $80 million / $0.99 per diluted share
•Adjusted EBITDA of $144 million
•Liquidity of $930 million / net debt of $184 million at quarter-end
•Repurchased 1.2 million shares in Q3 (2%) / 5.5 million shares over the last twelve months (7%)
•Stephanie Leclaire appointed senior vice president, corporate affairs and chief legal officer, following announcement of Jacques P. Vachon’s upcoming retirement
MONTRÉAL, CANADA, November 4, 2021 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income of $80 million, or $0.99 per diluted share, for the quarter ended September 30, compared to net income of $57 million, or $0.66 per diluted share, in the same period in 2020. Sales were $817 million in the quarter, an increase of $87 million from the prior year. Excluding special items, the company reported net income of $67 million, or $0.84 per diluted share, compared to net income of $62 million, or $0.72 per diluted share, in the third quarter of 2020.
“Coming off the record highs in benchmark lumber prices attained in May, this quarter’s results reflect the sizeable impact of peak prices converging back toward trend,” said Remi G. Lalonde, president and chief executive officer. “Our pulp and paper businesses built on the momentum of the second quarter, with strong pulp shipments and higher transaction prices in both segments. With our commitment to generate value for shareholders, this quarter we paid the $1 per share special dividend and repurchased 1.2 million shares at an average price of $10.95. The tissue business faced a slow recovery from commercial consumption and this year’s consumer inventory rebalancing, in addition to pandemic-related logistics and labor challenges. This unfortunately overshadows the performance of Calhoun tissue, which was profitable in Q3.”
Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.
Quarterly Operating Income Variance Against Prior Period
Consolidated
The company reported operating income of $102 million in the quarter, compared to $406 million in the second quarter of 2021. The $304 million variation reflects lower realized prices and shipments in wood products ($342 million), partly offset by higher realized prices in the pulp and paper segments ($32 million), and higher volume in market pulp ($9 million).
Segment operating income variance against prior period
Wood Products
The wood products segment generated operating income of $64 million in the quarter, a decrease of $341 million from the previous quarter. With benchmark lumber prices falling from the record highs attained in May, the average transaction price fell to $573 per thousand board feet, a $583 per thousand board feet, or 50%, decrease from the previous quarter. Wood products shipments also slipped by 64 million board feet, to 511 million, reflecting lower demand, capital projects downtime, vacation accommodation and workforce availability constraints in the U.S. South in the pandemic. Finished goods inventory rose slightly to 129 million board feet. The operating cost per unit (or, the “delivered cost”) decreased by $4 per thousand board feet, or 1%, with gradually decreasing stumpage fees. EBITDA in the segment decreased by $340 million, to $75 million.
Market Pulp
The company generated operating income of $46 million in the market pulp segment, an increase of $16 million from the previous quarter. The average transaction price increased by $39 per metric ton, or 5%, to $826 per metric ton, with gains in all grades. The delivered cost was unchanged from the previous quarter at $665 per metric ton, as shipments rose by 30,000 metric tons as a result of inventory changes. Finished goods inventory fell by 11,000 metric tons, to 52,000. EBITDA in the segment improved by $16 million, to $52 million.

Tissue
The tissue segment incurred an operating loss of $9 million in the quarter, $2 million wider than the previous quarter. The average transaction price decreased by $60 per short ton, or 3%, due to unfavorable product mix, while delivered costs decreased by $109 per short ton, or 5%, with less downtime than in the previous quarter. Despite pandemic-related headwinds such as labor availability and logistics constraints, shipments increased by 4,000 short tons in the gradually improving retail market and a slowly recovering away-from-home market. Finished goods inventory was 6,000 short tons, down by 2,000 short tons compared to the prior period. Segment EBITDA fell by $1 million, to negative $4 million.
Paper
The company generated an operating income of $16 million in the paper segment in the quarter, an increase of $23 million from the previous quarter. The average transaction price rose by $54 per metric ton, or 9%, with price recovery reflecting tightening global markets. Shipments decreased by 18,000 metric tons and finished goods inventory remained unchanged at 72,000 metric tons, in both cases reflecting a destocking effort over prior periods. The delivered cost was unchanged, reflecting lower maintenance costs related to planned outages in the previous quarter offset by higher chemical and energy prices. Segment EBITDA improved by $22 million, to $31 million.
Consolidated quarterly operating income variance against year-ago period
Compared to operating income of $97 million in the third quarter of 2020, the $102 million operating income in this quarter reflects stronger selling prices in the pulp and paper segments ($99 million), offset by higher fiber and energy costs ($40 million), lower realized prices and shipments in wood products ($23 million), higher maintenance costs ($8 million) and a stronger Canadian dollar ($14 million). At $144 million, adjusted EBITDA in the third quarter was $4 million higher than the third quarter of 2020.
Corporate, Cash and Liquidity
The company generated $105 million of cash from operating activities in the quarter and invested $32 million, net, in fixed assets. It repurchased 1.2 million shares of common stock in the quarter, or 2% of the amount outstanding, for $14 million, and paid a special cash dividend of $1 per share of common stock, or $79 million in aggregate, on July 7 to holders of record at the close of business on June 28.
With $119 million of quarter-end cash, liquidity stood at $930 million, and net debt was $184 million. By quarter-end, the company had recorded cumulative softwood lumber duty deposits of $371 million on the balance sheet, including $39 million paid in the quarter.
Jacques P. Vachon has announced his intention to retire from his role as Resolute’s senior vice president, corporate affairs and chief legal officer. His retirement is effective December 31, 2021. Mr. Vachon has been with Resolute for over 36 years, beginning his career as a lawyer at the company’s offices in Québec City. As a member of the executive team for almost 25 years, Jacques has played an instrumental role in building the Resolute of today. “On behalf of the board and the executive team, past and present, I want to thank Jacques for his many years of loyal service to the company. As an executive, he has been the guardian of this company’s moral compass for decades. We all join to wish him a happy, healthy and well-deserved retirement. Jacques has agreed to serve as a special advisor to me on a part-time basis for the next year,” said Mr. Lalonde.
“By the same token, I’m thrilled to welcome Stephanie Leclaire to the executive team. She has outstanding credentials and, as our vice president for legal affairs for nearly 15 years, her experience covers the full range of practice areas, including transactional, governance, litigation, commercial and public policy. She is equal parts brilliant lawyer and practical businessperson, and, as such, there is no better candidate to succeed Jacques as our next senior vice president for corporate affairs and chief legal officer,” added Mr. Lalonde.
Prior to joining the company as legal counsel in 2001, Ms. Leclaire was in private practice for five years at the law firms of Davis Polk & Wardwell LLP in New York and Paul, Weiss, Rifkind, Wharton & Garrison LLP in Paris. She holds bachelor’s degrees in civil and common law from Université de Montréal and Osgoode Hall Law School of York University, as well as a master of laws from New York University School of Law. She is admitted to practice law in New York and Quebec.

Outlook
Mr. Lalonde added: “After a peak to trough swing of roughly $1,000 per thousand board feet in the third quarter, lumber prices seem to have stabilized at above-trend levels on a pre-duties basis. In the coming quarter, we are looking for higher lumber shipments and slightly lower fiber costs, but considering the path of market prices, we could see a quarter-over-quarter reduction in average transaction price. We expect paper realized prices to build on their third quarter momentum in the seasonally busier fourth quarter. Even as market pulp conditions have been very strong, particularly in North America and Europe, energy-related downtime in China is slowing global pulp demand and adding downward pressure on prices. In tissue, we will continue to focus on driving improvements and to leverage our integrated pulp advantage and bring to light the value of the assets as the market continues on its path to recovery.”
Earnings Conference Call
The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 550-7724 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until November 18, 2021, by dialing (800) 770-2030, conference number 2946857.
Description of Special Items

Special items	Third quarter
(in millions)	2021	2020
Non-operating pension and other postretirement benefit credits	$(3)	$(5)
Other (income) expense, net	(20)	14
Income tax effect of special items	10	(4)
Total	$(13)	$5
Cautionary Statements Regarding Forward-Looking Information
Statements in this press release, the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, ”we,” “our,” “us” or the “company”) are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements included in the Outlook section of this press release and statements relating to the impact of the novel coronavirus (or, “COVID-19”) pandemic and resulting economic conditions on our business, results of operations and market price of our securities, and to our: efforts and initiatives to reduce costs, increase revenues, and improve profitability; business and operating outlook; future pension obligations; assessment of market conditions; growth strategies and prospects, and the growth potential of the company and the industry in which we operate; liquidity; future cash flows, including as a result of the changes to our pension funding obligations; estimated capital expenditures; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “see,” “anticipate,” “continue,” “attempt,” “generate,” “improve,” “allow,” “increase,” “maintain,” “provide,” “trend,” “strategy,” “seek,” “evolve,” “vision,” “commit,” “develop,” “project,” “progress,” “build,” “pursue,” “plan,” “grow,” “reduce,” “accelerate,” “drive,” “look,” “enhance” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.
The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release, the earnings conference call and webcast referred to above include, but are not limited to, the impact of: the COVID-19 pandemic on our business and resulting economic conditions; developments in non-print media, including changes in consumer habits, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the anticipated benefits of acquisitions, such as our entry into wood manufacturing in the U.S., and tissue production and sales, or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the U.S., Canada or other countries in which we sell our products, including the effects of pandemics; global economic conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; impacts of inflation on the price of goods and services, including changes in the cost of purchased energy and other raw materials; physical, financial and regulatory risks associated with global, regional, and local weather conditions, and climate change; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics; disruptions to our information technology systems including cybersecurity and privacy incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; changes relating to the London Interbank Offered Rate, which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any shutdown of machines or facilities, restructuring of operations or sale of assets resulting in any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission (or, the “SEC”) on March 1, 2021, which have been heightened by the COVID-19 pandemic, including related governmental responses and economic impacts, market disruptions and resulting changes in consumer habits.
All forward-looking statements in this press release, the earnings conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred above and in the company’s other filings with the SEC and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.
About Resolute Forest Products
Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 50 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.
Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts
Investors
Marianne Limoges
Treasurer and Vice President,
Investor Relations
514 394-2217
ir@resolutefp.com
Media and Others
Seth Kursman
Vice President, Corporate Communications,
Sustainability and Government Affairs
514 394-2398
seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Sales	$817	$730	$2,830	$2,031
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	554	475	1,642	1,463
Depreciation and amortization	42	43	123	125
Distribution costs	87	80	264	258
Selling, general and administration expenses	32	35	114	101
Closure costs, impairment and other related charges	—	—	2	(2)
Net gain on disposition of assets	—	—	—	(9)
Operating income	102	97	685	95
Interest expense	(5)	(8)	(16)	(26)
Non-operating pension and other postretirement benefit credits	3	5	8	24
Other income (expense), net (1)	20	(14)	(74)	24
Income before income taxes	120	80	603	117
Income tax provision	(40)	(23)	(167)	(55)
Net income including noncontrolling interest	80	57	436	62
Net income attributable to noncontrolling interest	—	—	(1)	—
Net income attributable to Resolute Forest Products Inc.	$80	$57	$435	$62
Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$1.00	$0.66	$5.44	$0.71
Diluted	$0.99	$0.66	$5.39	$0.71
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	79.4	86.0	80.0	87.4
Diluted	80.1	86.2	80.8	87.6
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions of U.S. dollars)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$119	$113
Accounts receivable, net
Trade	279	230
Other	48	48
Inventories, net	509	462
Other current assets	68	47
Total current assets	1,023	900
Fixed assets, net	1,406	1,441
Amortizable intangible assets, net	59	63
Goodwill	31	31
Deferred income tax assets	735	915
Operating lease right-of-use assets	58	60
Other assets	455	320
Total assets	$3,767	$3,730
Liabilities and equity
Current liabilities:
Accounts payable and other	$437	$369
Current portion of long-term debt	3	2
Current portion of operating lease liabilities	7	9
Total current liabilities	447	380
Long-term debt, net of current portion	300	559
Pension and other postretirement benefit obligations	1,415	1,562
Operations lease liabilities, net of current portion	55	55
Other liabilities	85	92
Total liabilities	2,302	2,648
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,805	3,804
Deficit	(881)	(1,235)
Accumulated other comprehensive loss	(1,253)	(1,314)
Treasury stock at cost	(208)	(174)
Total Resolute Forest Products Inc. shareholders’ equity	1,463	1,081
Noncontrolling interest	2	1
Total equity	1,465	1,082
Total liabilities and equity	$3,767	$3,730

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions of U.S. dollars)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income including noncontrolling interest	$436	$62
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	3	4
Depreciation and amortization	123	125
Deferred income taxes	167	55
Net pension contributions and other postretirement benefit payments	(71)	(66)
Net gain on disposition of assets	—	(9)
(Gain) loss on translation of foreign currency denominated deferred income taxes	(7)	23
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	6	(28)
Net planned major maintenance payments	(15)	(2)
Changes in working capital:
Accounts receivable	(45)	20
Inventories	(48)	21
Other current assets	(11)	(21)
Accounts payable and other	34	(14)
Other, net	8	6
Net cash provided by operating activities	580	176
Cash flows from investing activities:
Cash invested in fixed assets	(79)	(53)
Acquisition of business, net of cash acquired	—	(172)
Disposition of assets	—	9
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(128)	(52)
Proceeds from insurance settlement	—	15
Other investing activities, net	3	5
Net cash used in investing activities	(204)	(248)
Cash flows from financing activities:
Net repayments under revolving credit facilities	—	(71)
Issuance of long-term debt	300	—
Payment of special dividend	(79)	—
Proceeds from long-term debt	—	180
Repayments of debt	(557)	(1)
Purchases of treasury stock (2)	(34)	(19)
Payments of financing fees	(7)	—
Other financing activities, net	2	—
Net cash (used in) provided by financing activities	(375)	89
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(1)	—
Net increase in cash and cash equivalents, and restricted cash	$—	$17
Cash and cash equivalents, and restricted cash:
Beginning of period	$159	$42
End of period	$159	$59
Cash and cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$119	$20
Restricted cash (included in “Other assets)	$40	$39
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS
A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended September 30, 2021	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$102	$80	$0.99
Adjustments for special items:
Non-operating pension and other postretirement benefit credits	—	(3)	(0.04)
Other income, net	—	(20)	(0.24)
Income tax effect of special items	—	10	0.13
Adjusted for special items	$102	$67	$0.84

Three months ended September 30, 2020	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$97	$57	$0.66
Adjustments for special items:
Non-operating pension and other postretirement benefit credits	—	(5)	(0.06)
Other expense, net	—	14	0.17
Income tax effect of special items	—	(4)	(0.05)
Adjusted for special items	$97	$62	$0.72

Nine months ended September 30, 2021	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$685	$435	$5.39
Adjustments for special items:
Closure costs, impairment and other related charges	2	2	0.02
Non-operating pension and other postretirement benefit credits	—	(8)	(0.10)
Other expense, net	—	74	0.92
Income tax effect of special items	—	(17)	(0.22)
Adjusted for special items	$687	$486	$6.01

Nine months ended September 30, 2020	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$95	$62	$0.71
Adjustments for special items:
Closure costs, impairment and other related charges	(2)	(2)	(0.02)
Net gain on disposition of assets	(9)	(9)	(0.10)
Non-operating pension and other postretirement benefit credits	—	(24)	(0.27)
Other income, net	—	(24)	(0.27)
Income tax effect of special items	—	8	0.08
Adjusted for special items	$84	$11	$0.13

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended September 30, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$46	$(9)	$64	$16	$(37)	$80
Interest expense					5	5
Income tax provision					40	40
Depreciation and amortization	6	5	11	15	5	42
EBITDA	$52	$(4)	$75	$31	$13	$167
Non-operating pension and other postretirement benefit credits					(3)	(3)
Other income, net					(20)	(20)
Adjusted EBITDA	$52	$(4)	$75	$31	$(10)	$144

Three months ended September 30, 2020	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$(4)	$2	$128	$(12)	$(57)	$57
Interest expense					8	8
Income tax provision					23	23
Depreciation and amortization	6	4	11	18	4	43
EBITDA	$2	$6	$139	$6	$(22)	$131
Non-operating pension and other postretirement benefit credits					(5)	(5)
Other expense, net					14	14
Adjusted EBITDA	$2	$6	$139	$6	$(13)	$140

Nine months ended September 30, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$80	$(18)	$690	$(15)	$(301)	$436
Interest expense					16	16
Income tax provision					167	167
Depreciation and amortization	18	14	32	46	13	123
EBITDA	$98	$(4)	$722	$31	$(105)	$742
Closure costs, impairment and other related charges					2	2
Non-operating pension and other postretirement benefit credits					(8)	(8)
Other expense, net					74	74
Adjusted EBITDA	$98	$(4)	$722	$31	$(37)	$810

Nine months ended September 30, 2020	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$3	$2	$148	$(27)	$(64)	$62
Interest expense					26	26
Income tax provision					55	55
Depreciation and amortization	18	13	32	51	11	125
EBITDA	$21	$15	$180	$24	$28	$268
Closure costs, impairment and other related charges					(2)	(2)
Net gain on disposition of assets					(9)	(9)
Non-operating pension and other postretirement benefit credits					(24)	(24)
Other income, net					(24)	(24)
Adjusted EBITDA	$21	$15	$180	$24	$(31)	$209
See Note to the Reconciliation of Non-GAAP Measures

RESOLUTE FOREST PRODUCTS INC.
Notes to the Unaudited Consolidated Financial Statement Information
1.Other income (expense), net for the three and nine months ended September 30, 2021 and 2020, was comprised of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited, in millions)	2021	2020	2021	2020
Foreign exchange gain (loss)	$12	$(5)	$1	$9
Gain (loss) on commodity contracts (1)	1	(11)	(85)	(7)
Insurance recovery (2)	—	—	—	15
Miscellaneous income	7	2	10	7
	$20	$(14)	$(74)	$24
(1)    Principally related to lumber futures contracts; none of these contracts were outstanding as of September 30, 2021.
(2)    We recorded $15 million as other income for the nine months ended September 30, 2020, from the settlement of an insurance claim in connection with our acquisition of Atlas Paper Holdings, Inc. in 2015.
2.    On March 2, 2020, our board of directors authorized a share repurchase program of up to 15% of our common stock, for an aggregate consideration of up to $100 million. During the three and nine months ended September 30, 2021, we repurchased 1.2 million shares at an average price of $10.95 for a total of $14 million and 3.3 million shares at an average price of $10.22 for a total of $34 million, respectively. During the three and nine months ended September 30, 2020, we repurchased 4.5 million shares at an average price of $4.12 for a total of $18 million and 4.8 million shares at an average price of $4.01 for a total of $19 million, respectively.

RESOLUTE FOREST PRODUCTS INC.
Note to the Reconciliations of Non-GAAP Measures
1.Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).
We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges and gains or losses on disposition of assets, that are excluded from our segment’s performance from GAAP operating income (loss).
We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.
EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.
EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. Net income (loss) including non-controlling interest is equal to operating income (loss) for the segments. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.
Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).
We define net debt as total debt less cash and cash equivalents.
Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.
We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.